Exhibit 10.1

RETIREMENT AND TRANSITION SERVICES AGREEMENT
This Retirement and Transition Services Agreement (this “Agreement”) is dated as of November 29, 2013, by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and Robert E. Rout (“Executive”), with the Company and Executive sometimes denoted collectively herein as the “Parties.”

RECITALS
Executive has advised the Company of his intention to retire. The Company has requested, among other things, that Executive provide transition services following his retirement. As consideration for the transition services to be provided by Executive, the execution by Executive of a General Release in the form attached as Exhibit A in favor of the Company, and certain other agreements by Executive contained herein, the Company has agreed to provide certain post-retirement benefits and other compensation to Executive on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT
Accordingly, intending to be legally bound, the Parties agree as follows:
1.Retirement. Executive will retire and resign from all positions held with the Company and its subsidiaries on March 31, 2014 (such date being the “Retirement Date”); provided, however, that the Retirement Date may be extended by mutual agreement of the Company and Executive. Executive and the Company acknowledge that the current term of the Employment Agreement dated January 22, 2010 between Executive and the Company (the “Employment Agreement”) will expire February 8, 2014 and that the execution of this Agreement constitutes notice by the Company to Executive that the term of the Employment Agreement will not renew in accordance with Section 1.02 thereof; provided, however, that if the Retirement Date occurs prior to February 8, 2014, Executive will receive severance in accordance with the Employment Agreement. Notwithstanding the termination of the Employment Agreement, Executive will remain employed through the Retirement Date and will continue to be paid wages at the rate of his current base salary and to receive and accrue benefits on the same terms and conditions offered to similarly-situated employees of the Company. At the discretion of the Chief Executive Officer of the Company, Executive may be relieved of his duties sooner than the Retirement Date, but in that event the Company shall continue to pay Executive and provide him benefits in accordance with this Agreement as if his employment had continued through the Retirement Date.

2.Transition Services. From the Retirement Date until December 31, 2014, Executive will provide transition services as an independent contractor, if, as and when requested by the Chief Executive Officer of the Company and agreed to by Executive, to assist with the preparation of and transfer of duties to a designated successor. The nature, extent and timing of transition services will be determined by the Chief Executive Officer of the Company and agreed to by Executive. Executive will receive a consulting fee of $200 per hour worked for transition services and will be reimbursed for expenses incurred while performing transition services in accordance with the Company’s expense reimbursement policy. Consulting fees and expenses will be paid monthly in arrears upon the presentation of statements itemizing billable time and reimbursable expenses for the immediately preceding month.

3.Consideration. In consideration for signing this Agreement and the release of claims contemplated by Section 8 of this Agreement, and in consideration of Executive’s adherence to the promises made herein, the Company agrees that:

(a)Executive is currently a participant in the Company’s Annual Incentive Plan (“AIP”) for 2013. Should the Company meet the 2013 corporate goals contained in the AIP as determined at year end, the Company will pay Executive the amount that Executive would have otherwise been entitled to receive had he remained employed through the payment date at the time and in the form of payment provided for in the AIP. For the avoidance of doubt, the level of performance of the corporate performance goals under the AIP will be calculated for purposes of determining the award, if any, payable to Executive under the AIP in the same manner as is used for the Chief Executive Officer. If the Company fails to meet its 2013 corporate goals, Executive will receive no award under the AIP.

(b)Executive is currently a participant in the Company’s 2012-2014 Long-Term Incentive Plan (“2012-2014 LTIP”) having received 11,000 shares of time vesting restricted stock with a vesting date of December 31, 2014 (the “Restricted Stock Award”) and a target performance award of 11,000 shares based upon the attainment of performance goals under the 2012-2014 LTIP. On the Release Effective Date (as defined in Section 7 below), the Company will cause 8,250 shares of the Restricted Stock Award to become vested and freely transferrable. The remaining 2,750 shares of the Restricted Stock Award will be forfeited and cancelled on the Retirement Date. On the Release Effective Date, the Company will pay Executive in respect of the performance share award under the 2012-2014 LTIP an amount in cash or immediately available funds, net of required withholdings, equal to the product of (x) the closing price of the Company’s common stock as reported by the New York Stock Exchange as of the close of business on February 7, 2014 multiplied by (y) 8,250. If the Retirement Date is extended beyond March 31, 2014, the number of shares of the Restricted Stock Award that become vested and the amount of the cash payment in respect of the performance share award will be increased based upon that actual number of months in the 2012-2014 performance period in which Executive remains employed. The vesting of the Restricted Stock Award and the payment contemplated by this Section 3(b) shall constitute full satisfaction of Executive’s award under the 2012-2014 LTIP.

(c)Executive will participate in the Company’s AIP for 2014 with a target award equal to 30% of Executive’s base salary. On the Release Effective Date, the Company will pay Executive a prorated award under the 2014 AIP at the target performance level based upon the number of months in which Executive remains employed.

(d)If Executive elects to receive continuation of health care coverage under COBRA, the Company will pay the cost of such coverage for Executive and his spouse from the last day of Executive's employment until the end of the 18-month COBRA continuation period. The Company’s obligation to provide health insurance coverage shall cease immediately if at any time Executive becomes eligible to receive benefits through another employer’s plan. Executive has an obligation to inform the Company (through its General Counsel’s office) immediately upon becoming eligible to receive health care insurance from another employer.

(e)The Company will pay Executive a single sum payment of $54,000 on the Release Effective Date.

(f)If Executive should die before the compensation contemplated by this Section 3 are paid, any remaining payments due and owing under this Agreement will be paid, in the same manner and time as above, by the Company to Executive’s designated beneficiary, Kathleen A. Rout, but if Kathleen A. Rout predeceases Executive, to the estate of Executive.

(g)Except as provided in this Agreement, further accrual of benefits based upon service will cease as of the Retirement Date. Executive will not be entitled to participate in the LTIP for 2014, and Executive’s award under the 2013-2015 LTIP will terminate as of the Retirement Date. Executive’s benefits under the Company’s 401(k) Retirement Savings and Investment Plan, Employee Stock Ownership Plan, and Non-Qualified Deferred Compensation Plan shall be determined under the terms of such plans.

4.Return of Confidential Information and Documents. On or before the later of the Retirement Date or the date Executive ceases to provide Transition Services pursuant to Section 2 of this Agreement, Executive will return to the Company all documents, memoranda, letters, correspondence, electronic mail, notes, plans, records, reports, lists and other documents, including hard and electronic copies, relating to the Company’s business and will certify to the Company that he has not retained copies of this information in any form whatsoever. If Executive subsequently discovers any such material, he will promptly return it to the Company, marked to the attention of the General Counsel. Executive will return to the Company, on or before the later of the Retirement Date or the date Executive ceases to provide Transition Services pursuant to Section 2 of this Agreement, any and all of the Company’s property in his possession, including but not limited to credit cards, security key cards, telephone cards and identification cards. Executive will retain or be reissued any Company property necessary for completion of Transition Services at Company’s discretion.

5.Post-Employment Restrictions. Executive will abide by the obligations under Sections 3.01 (Non-Disclosure of Confidential Information), 3.02 (Non-Solicitation of Employees and 3.06 (Non-Compete) of the Employment Agreement. For purposes of application of Section 3.02 and 3.06 of the Employment Agreement, the termination of Executive’s employment shall be deemed to occur upon the Retirement Date and shall not be extended by any period during which Executive provides Transition Services under this Agreement.

6.Indemnity. The Company shall continue to extend to Executive all rights and protections under the current Bylaws of the Company or any of its subsidiaries, any insurance policy maintained by the Company, or applicable law or Company practice, to indemnify against liability for acts or omissions by Executive in the course of his work for the Company and/or its subsidiaries.

7.Revocation. Executive may revoke this Agreement for a period of seven (7) calendar days following the day Executive executes this Agreement (the “Agreement Revocation Period”) and may revoke the release contemplated by Section 8 for a period of seven (7) calendar days following the day Executive executes and delivers such release (the “Release Effective Date”). Any revocation within this period must be submitted, in writing, to Matthew Tomb, General Counsel of Employer, at 601 Philadelphia Street, Indiana, Pennsylvania 15701, and state, "I hereby revoke my acceptance of our Agreement" or “I hereby revoke the General Release of Claims” (as applicable). The revocation must be personally delivered to Mr. Tomb or mailed to Mr. Tomb certified mail, return receipt requested and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the Agreement Revocation Period has expired.

8.Release of Claims. On the Retirement Date, Executive will execute and deliver the General Release of Claims attached as Exhibit A to this Agreement. The Parties agree that neither this Agreement nor the furnishing of the consideration for the release by Executive shall be deemed or construed at anytime for any purpose as an admission by the Company, or evidence of any liability or unlawful conduct of any kind.

9.Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.

10.Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

11.Amendment and Termination. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement. This Agreement may be terminated by the Company upon written notice to Executive if (a) the Company terminates the Executive’s employment for “Cause” in accordance with Section 2.01 of the Employment Agreement prior to the Retirement Date or (b) Executive violates Sections 4, 5 or 8 of this Agreement.

12.Entire Agreement. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to Executive’s retirement pursuant to this Agreement. To the extent Executive has entered into an enforceable agreement with Employer that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.

13.Section 409A. This Agreement will be administered, interpreted and construed in compliance with or exemptions from Section 409A of the Internal Revenue Code, the regulations and other guidance promulgated thereunder ("Section 409A"). Notwithstanding any other provision of this Agreement to the contrary, if any amounts payable pursuant to this Agreement are subject to (and not exempt from) Section 409A, (i) each such payment shall be paid as a result of a permissible distribution event, and at a specified time or schedule, consistent with Section 409A, and (ii) to the extent such amounts are payable upon "separation from service" (within the meaning of Section 409A) and Executive is a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of his separation from service, then such payment or benefit will not be made or provided to the Executive until the day after the date that is six months following the Executive's separation from service, at which time all payments or benefits that otherwise would have been paid or provided to the Executive under this Agreement during that six-month period, but were not paid or provided because of this Section 13, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to apply if Executive's separation from service is due to death or if Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to Executive's estate within thirty (30) days of the date of death. Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Executive acknowledges and agrees that Releasees shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause the Releasees to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

14.Signatures.     This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

15.Assignment. The Company and Releasees (as defined in Exhibit A) have the right to assign this Agreement. This Agreement inures to the benefit of the successors and assigns of the Company and to the designated beneficiaries and/or heirs of Executive, who are intended third party beneficiaries of this Agreement.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, INCLUDING EXHIBIT A HERETO AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION.
EXECUTIVE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EXECUTIVE 'S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first written above:

FIRST COMMONWEALTH FINANCIAL CORPORATION By: /s/ T. Michael Price Name: T. Michael Price Title: President and CEO	/s/ Robert E. Rout Robert E. Rout

EXHIBIT A
General Release of Claims.
This General Release of Claims is executed and delivered by the undersigned (“Executive”) pursuant to, and in consideration of the promises made within, that certain Retirement and Transition Services Agreement dated November 29, 2013 (the “Agreement”) by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company” in the Agreement and “Employer” in this General Release of Claims), and the undersigned (“Executive” in the Agreement and “Employee” in this General Release of Claims).
1.    Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this General Release of Claims as the result of his retirement / separation of service from Employer, examples include, but are not limited to, any alleged violation of the following in connection with his retirement / separation of service from Employer:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended (with the exception of claims involving vested and/or accrued benefits);

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protect Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	The Genetic Information Nondiscrimination Act;

•	The Family and Medical Leave Act;

•	Uniformed Services Employment and Reemployment Rights Act

•	Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").

2.    This release is intended to be a general release of claims arising out of Employee’s retirement / separation of service from the Employer and excludes any rights or claims preserved in or based on the Agreement, and any claims based on transaction or occurrences arising after Employee’s execution of this General Release of Claims. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release. Signing this Agreement does not waive Employee's right to seek a judicial determination of the validity of Employee's release of rights arising under the Age Discrimination in Employment Act.

3.    Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.
4.    Nothing herein is intended to or shall release, waive or otherwise impair the rights of Employee under the Bylaws of the Company or any of its subsidiaries, any insurance policy maintained by the Company or applicable law of Company practice to be indemnified against liability for acts or omissions in Employee’s covered capacities for the Company and/or its subsidiaries.
Other than filing suit to determine the validity of Employee's release under the ADEA as set forth in paragraph “2” above or filing a charge consistent with paragraph “3” above, Employee covenants not to file any lawsuit, charge, complaint, allegation or cause of action in any forum regarding any claim involving his employment with or his termination of employment from Employer which he is waiving and releasing through this General Release of Claims. If Employee breaches this covenant, he agrees to forfeit any and all consideration offered to him in the Agreement.

Date: ___________________                _____________________________
Robert E. Rout